Exhibit 99.1

Contact: Bruce Thomas, Chief Financial Officer
804.443-4343

FOR IMMEDIATE RELEASE

COMMUNITY BANKERS TRUST CORPORATION APPOINTS NEW CEO
SUBSIDIARY BANK MERGER COMPLETED

Glen Allen, Virginia, August 1, 2008. Community Bankers Trust Corporation (“CBTC”) (AMEX: BTC) announced today the appointment of George M. Longest, Jr., CBTC’s President, as its Chief Executive Officer upon the resignation of Bruce Nolte as chief executive officer and director of CBTC effective July 31, 2008. Mr. Longest served as Chief Executive Officer of BOE Financial Services of Virginia, Inc. prior to its merger with CBTC. Mr. Nolte served as Chief Executive Officer of TransCommunity Financial Corporation (“TFC”) prior to its merger with CBTC.

Troy A. Peery, Jr., Vice Chairman of CBTC and former Chairman of TFC stated “As one of the original founders of TFC and as its CEO, Mr. Nolte was instrumental in implementing TFC’s growth strategy, the later reorganization of the TFC Board and the reorganization of TFC and its business model. His deep devotion and leadership of TFC and CBTC will be missed. All of us at CBTC wish him the very best.”

The CBTC Board of Directors also appointed the Honorable John C. Watkins as a director of CBTC to fill the board seat vacated by Mr. Nolte. Mr. Watkins currently serves as a member of the board of directors of Bank of Essex, is a Senator for the Commonwealth of Virginia and is one of the early founders of Bank of Powhatan.

CBTC also reported the completion of the merger of its wholly-owned subsidiary bank, TransCommunity Bank, N.A. into its remaining wholly-owned subsidiary, Bank of Essex. The merger was effective July 31, 2008. TransCommunity Bank, N.A.’s separate operating divisions, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge are now operating under the Bank of Essex charter, with their own local banking presidents and advisory boards.

About Community Bankers Trust Corporation

CBTC is a well capitalized, single bank holding company headquartered in the greater Richmond, Virginia market, with approximately $670 million in assets, $150 million in capital, operating 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names.